                                                                   Exhibit 23.01



                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS


The Board of Directors and Shareholders
PharmChem Laboratories, Inc.:

We consent to the incorporation by reference in the registration statements (File numbers 33-45481, 33-64770 and 333-36885) on Forms S-8 of PharmChem Laboratories, Inc. of our report dated February 11, 2000, relating to the consolidated balance sheets of PharmChem Laboratories, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which report appears in the December 31, 1999 annual report on Form 10-K of PharmChem Laboratories, Inc.




                                    KPMG LLP

San Francisco, California
March 20, 2000